Exhibit 99.1

Oragenics Announces Completion of Second Closing of $3.0 Million Preferred Stock Private Placement

TAMPA, July 26, 2017— Oragenics, Inc. (NYSE MKT: OGEN), a clinical stage biotechnology company, today announced that it has completed the second closing contemplated by the previously disclosed securities purchase agreement with three accredited investors, to purchase $3.0 million of Series A convertible preferred stock at a price of $0.25 per share (the “Preferred Stock Financing”).

Dr. Alan Joslyn, the Company’s Chief Executive Officer stated, “We are pleased with the financial commitment that our investors have shown to the Company through its continued financings. The funding will enable us to continue advancing our biotherapeutic candidate, AG013, toward the clinic for the treatment of oral mucositis.”

The Preferred Stock Private Placement

The sale of the Series A Preferred Stock took place in two separate closings and at the first closing, which occurred on May 10, 2017, the Company received gross proceeds of approximately $1.302 million. At the second closing, which was contingent upon the Company receiving shareholder approval required by the NYSE MKT listing rules, the Company received the balance of the Preferred Stock Financing of $1.698 million. The shares of Series A Preferred Stock are convertible at any time into shares of the Company’s Common Stock, based on an initial fixed conversion price of $0.25 per share. In addition, the Company issued warrants to purchase an aggregate of 4,621,037 shares of Common Stock at the first closing and issued additional warrants to purchase an aggregate of 6,024,124 shares of Common Stock at the second closing. The Warrants have a term of seven years from the date of issuance, are non-exercisable until 6 months after issuance, and have an exercise price of $0.31 per share.

Proceeds from the Preferred Stock Financing (including the exercise of any warrants for cash) will be used for general corporate purposes, including working capital.

About Oragenics, Inc.

We are focused on becoming a world leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, our ability to raise capital in the future, our current need for financing to meet our operational needs and to be able to move our product candidates forward through pre-clinical and clinical development, our inability to obtain sufficient financing to conduct our business, any inability to obtain or delays in the Food and Drug Administration approval for future clinical studies and testing, the future success of our studies and testing and any inability to also achieve favorable results in human studies, our ability to successfully develop and commercialize products, the financial resources available to us to continue research and development, any inability to regain compliance with the NYSE MKT continued listing requirements and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com